Filed pursuant to Rule 424(b)(3)

Registration No. 333-257425

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated July 2, 2021)

AST SPACEMOBILE, INC.

141,538,066 SHARES OF CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 2, 2021 (the “Prospectus”), related to the possible issuance of up to 141,538,066 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation, in exchange for units of ownership interest (“AST Common Units”) in AST & Science, LLC, a Delaware limited liability company (“AST”), tendered for redemption by one or more of the members of AST, including those who become members of AST upon exercise of AST Incentive Equity Options (as defined below), pursuant to their contractual rights, and including the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in the Prospectus, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on July 29, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “ASTS.” On July 28, 2021, the closing sale price per share of our Class A Common Stock was $10.87.

Investing in shares of our Class A Common Stock involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 23, 2021

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	ASTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2021, AST & Science, LLC, a subsidiary of AST SpaceMobile, Inc. (the “Company”) entered into an agreement (the “Launch Agreement”) with Space Exploration Technologies Corp. (“SpaceX”) relating to the launch of the Company’s BlueWalker 3 test satellite (“BW3”). As the Company previously disclosed, the launch of BW3 was scheduled to coincide with the launch of a primary payload from an unrelated entity and the primary payload from such unrelated entity is delayed. In order to obtain greater certainty regarding the BW3 launch date, the Company entered into the Launch Agreement with SpaceX, an alternate launch provider offering an available launch period for BW3 beginning March 2022. The exact timing of such launch is contingent on a number of factors, including satisfactory and timely completion of construction and testing of BW3. The foregoing description of the Launch Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Launch Agreement, a copy of which attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Agreement dated as of July 23, 2021 between Space Exploration Technologies Corp. and AST & Science, LLC*

* Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2021

AST SPACEMOBILE, INC.

By:	/s/ Thomas Severson
Name:	Thomas Severson
Title:	Chief Financial and Operating Officer

Exhibit 10.1

SpaceX [REDACTED] Launch Services Terms and Conditions

[REDACTED] LAUNCH SERVICES FOR BLUEWALKER 3 - TERMS AND CONDITIONS

A.	Agreement. Your [REDACTED] Launch Services Agreement (Agreement) with us is effective as of the latest signature date below (Effective Date). The Agreement consists of, expressly incorporates by reference, and is subject to the following documents in this order of precedence:

1.	FAA Cross-Waiver (as required by 14 CFR § 440.17);

2.	SpaceX Policies comprising SpaceX’s Risk Management Policy (where your and our respective rights and obligations regarding liability, indemnity and insurance are contained) and Disclaimer of Warranties, are found in the SpaceX Policies attached hereto;

3.	These Terms and Conditions; and

4.	Statement of Work (SOW) and [REDACTED] Payload User’s Guide further defining our [REDACTED] Launch Services, your required inputs and obligations, and capitalized terms used in this Agreement.

B.	Launch Services. You, the Customer, shall purchase, and we, SpaceX, shall furnish you, the [REDACTED] Launch Services for the Payload provided by you as defined in the SOW. Additional services may be provided as detailed and priced in the SOW, subject to the terms of this Agreement.

C.	Price, Payment and Taxes. The price for the Launch Services shall be [REDACTED] U.S. dollars (Price), paid in the following installment payments to the SpaceX Account: [REDACTED]. Any mass beyond that allowed in the SOW that is requested by Customer or measured after L-9 shall be priced at [REDACTED] per [REDACTED]. Customer shall pay for any mass beyond that allowed in the SOW based upon the final as-measured mass, with payment due prior to arrival of the spacecraft at the Launch Site (if no fueling will occur at the Launch Site) or within 5 days after fueling at the Launch Site. For any late payments, the payor will pay late fees of 10% per year applied on a daily basis until receipt in full. You shall pay all taxes on your Payload, and we shall pay all taxes on the Launch Services.

D.	Schedule. The Launch Date shall occur between March 1, 2022 and April 30, 2022 (Launch Period) and shall be determined as defined in the [REDACTED] Payload User’s Guide. If your Payload will not be ready to launch on the first day of the Launch Period, we shall have the right to launch any Co-Payload(s) as scheduled without your Payload. If your Payload will not be ready to launch by the Launch Date, and no Re-booked Mission is mutually agreed upon, SpaceX shall retain the entire Price plus any payments made or owed for non-standard or mission unique services and hardware already provided to you (Additional Payments), with no further obligation or liability to you.

E.	Re-Booking. You may submit a request in writing to SpaceX to be re-booked on a subsequent SpaceX mission (Re-booked Mission) using the Form of Rebooking Agreement in Appendix B. SpaceX shall use reasonable efforts to accept your request, and any Launch Period for the Re-booked Mission shall be determined by SpaceX. You are limited to one re-booking per Payload. SpaceX’s re-booking program is outlined in Appendix A.

F.	Termination, Suspension. Either of us may terminate this Agreement for a Material Breach by the other, so long as notice and time to cure of 15 days for nonpayment, or 90 days for other breaches, are provided and have lapsed. Additionally, if you fail to make a payment on time and to cure within 15 days of notice, SpaceX may suspend work until payment is received or terminate this contract for your Material Breach. If you terminate for our Material Breach, we shall return to you all payments you made under this Agreement, without interest. If we terminate for your Material Breach, we retain all payments made and owed by you as of the date of termination. You may terminate this agreement at your convenience at any time, in which case SpaceX will retain the amounts paid and due at the time of termination. You may also terminate this Agreement if we have delayed, including our Excusable Delay, for more than 365 calendar days, starting from the last date of the Launch Slot as defined in this Agreement, and we shall refund you all payments made under this Agreement without interest. Any amounts returned to you or retained by SpaceX under this paragraph are returned or retained without further obligation or liability to you. You may not terminate this Agreement if any payments are due and payable to us under this Agreement. The late fees, delay fees, readiness failure fees, and termination fees in this Agreement are liquidated damages based upon good faith estimates of damages to be incurred by late payment, delay or termination, and do not serve as a penalty.

G.	Compliance with Laws; Governing Law and Venue. We both shall comply with all national, federal, state and local licensing requirements, laws and regulations, including ITAR, EAR, and all other U.S. Customs and U.S. export/import laws, as applicable to our respective businesses and the Launch Services. For purposes of the Registration Convention, you are responsible for registering the Payload, and we are responsible for registering the launch vehicle. We shall obtain all Licenses required to carry out the Launch Services, and you shall obtain all Licenses required to ship and operate the Payload. The laws of the State of New York, U.S.A shall govern this Agreement and both of our respective performances hereunder, without regard to provisions on the conflicts of laws. All actions or proceedings arising out of or related to this Agreement shall be litigated exclusively in the Federal courts located in the Southern and/or Eastern District of New York. We both hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement. The provisions of the UN Convention on Contracts for the International Sale of Goods shall not apply.

© Space Exploration Technologies Corp. All rights reserved.	Page 1 of 6

[CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

SpaceX [REDACTED] Launch Services Terms and Conditions

H.	Notices. All notices under this Agreement shall be in writing and shall be sent via electronic, express and/or certified mail to the contacts identified in the SOW.

I.	Publicity. Neither of us shall make any public announcement, release, or other disclosure of information relating to this Agreement and/or Launch Service, including the existence of this Agreement, without the agreement of the other, such agreement not to be unreasonably withheld, conditioned or delayed. To the extent any information relating to this Agreement and/or Launch Services must be disclosed pursuant to law or regulation, including good faith compliance with the rules and regulations of the Securities and Exchange Commission and any securities exchange on which the securities of the Disclosing Party or its affiliates is trading, the Disclosing Party shall, (1) to the extent legally permissible, give prompt notice to the other Party regarding the applicable law or regulation and the information to be disclosed; and (2) seek confidential treatment for the price and any other relevant portions of any such information as reasonably determined by SpaceX. The terms of the NDA executed on January 3, 2018 between AST & Science, LLC and SpaceX apply to this Agreement and its subject matter. The obligations set forth in this Section I shall not apply to information that is publicly available from any governmental agency or that is or otherwise becomes publicly available without breach of this Agreement.

J.	Assignment. This Agreement creates no joint venture, partnership or agency between us and may not be assigned except to the successor in a sale, acquisition or merger of the assignor, provided that we can lawfully perform the launch services for the successor. This Agreement is created solely for the benefit of SpaceX and you, and confers no right or remedies on any third parties.

K.	Survivability. If any portion of this Agreement is held invalid, it shall not affect the validity of the remaining Agreement, unless applying such remaining portions would frustrate the purpose of this Agreement.

Both of us agree that we have read, understood, and agree to, the terms of the Form of FAA Cross-Waiver, the SpaceX Policies, these Terms and Conditions, the SOW, and the [REDACTED] Payload User’s Guide. The duly authorized officers named below have executed this Agreement, which supersedes all prior relevant communications, as of the Effective Date.

Space Exploration Technologies Corp. (SpaceX)		AST & Science, LLC (Customer)

Address:	1 Rocket Road, Hawthorne, CA 90250	Address:	2901 Enterprise Lane Midland, TX 79706

By:	/s/ Tom Ochinero	By:	/s/ Abel Avellan

Name/Title:	Tom Ochinero, VP of Commercial Sales	Name/Title:	Abel Avellan, CEO

Date:	July 23, 2021	Date:	July 23, 2021

© Space Exploration Technologies Corp. All rights reserved.	Page 2 of 6

SpaceX [REDACTED] Launch Services Terms and Conditions

APPENDIX A: RE-BOOKING PROGRAM

You may submit a request in writing to SpaceX to be re-manifested on a Re-booked Mission using the form of Re-booking Agreement in Appendix B. Based on the date of SpaceX’s approval of this request. which shall not be unreasonably withheld, the payments made toward your original Agreement shall be applied per the terms outlined in the table below.

Date if Re-booking Request Approval	Re-booking cost
Before L-90	[REDACTED] of the Price
After L-90	No Re-booking

The Re-booking costs outlined above are due at the time of Re-booking and may be paid through a reduction in the credit to be applied to the Re-booked Mission. Remaining payments shall be made according to the payment schedule in Section C with the dates adjusted to reflect the Launch Period of the Re-booked Mission. Any Additional Payments shall be retained by SpaceX and not credited toward the Rebooked Mission. All credits toward the Re-booked Mission shall be applied only to future SpaceX launch payments and not otherwise refunded to you. Solely in the event that SpaceX cannot reasonably provide you a re-booking opportunity within 12 months of the last day of the Launch Period, You may terminate the Agreement and SpaceX shall retain only 50% of the amounts paid and owed at the time of the request plus any Additional Payments as compensation for work completed and shall refund 50% of the amounts paid and owed at the time of the request to you without interest. Any amounts retained by SpaceX under this paragraph are retained without further obligation or liability to you.

© Space Exploration Technologies Corp. All rights reserved.	Page 3 of 6

SpaceX [REDACTED] Launch Services Terms and Conditions

APPENDIX B: FORM OF RE-BOOKING AGREEMENT

AST & Science, LLC submits this request to re-book the BlueWalker 3 Payload on a subsequent SpaceX mission, as outlined in the [REDACTED] Launch Services Agreement dated ________ (Agreement). By submitting this request, you understand and agree that your Payload will not be included on the originally scheduled mission and all payments made toward the original Agreement will be applied per the Rebooking Policy outlined in the Appendix A of the Agreement.

Requested Re-booked Mission (To Be Completed by Customer):

Launch Period:

to

Orbital Parameters:

Perigee (km):
Apogee (km):
Inclination (deg)
Crossing Time	LTAN or LTDN (select one)

Payload Modifications Requested: Yes or No (select one)

If yes please specify: _____________________________________________________________

Price and Payment Schedule (To Be Completed By SpaceX):

Price (USD):

Rebooking Fee:
Launch:
TOTAL:

Payment Schedule:

Payments Already Received:
Signature + 5 days:
L-12:
L-9:
L-3:
TOTAL:

By signing below, the Parties agree that this document will amend both the applicable payment dates and prices in section C of the Agreement and the Launch Period in Section D of the Agreement, to reflect the above changes, and delete section E from the Agreement. All other terms in the Agreement shall remain the same.

Customer Signature:	SpaceX Acceptance:

By:	By:

Name/Title:	Name/Title:

Date:	Date:

© Space Exploration Technologies Corp. All rights reserved.	Page 4 of 6

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

Subject to the terms and conditions of the Launch Services Agreement (“LSA”) to which this SOW is attached, this SOW, and the accompanying [REDACTED] Payload User’s Guide, define the services and deliverables to be provided by both Space Exploration Technologies Corp. (“SpaceX”) and the [REDACTED] Payload Customer (“Customer”) to launch the [REDACTED] Payload. The Launch Services shall be considered complete upon Launch and the completion of post-Launch activities detailed in this SOW, but not complete in the event of a Terminated Ignition.

1	PAYLOAD AND MISSION INFORMATION

1.1	Payload Maximum Mass	[REDACTED]
1.2	Payload Mechanical Interface	[REDACTED]
1.3	Payload Orbit Parameters	[REDACTED]
1.4	Mission design by SpaceX shall meet the requirements of the LSA and SOW. SpaceX may:	Recover Launch Vehicle hardware Manifest one or more Co-Payloads Deploy Co-Payload(s) into the Payload orbit Deploy Co-Payload(s) before/after Payload
1.5	Mission Requirements	Documented in the Payload to Launch Vehicle Interface Control Document (“ICD”)
1.6	Applicable Documents (requirements shall be complied with)	ICD - supersedes this SOW once signed AFSPCMAN 91-710 [REDACTED] Payload User’s Guide
1.7	Reference Documents (contextual or ancillary information)	SMC-016 CCAFS/VAFB SpaceX Facility User’s Guide

2	CUSTOMER REQUIREMENTS, SERVICES, AND DELIVERABLES

Any material failure by Customer to meet its responsibilities, including any non-compliance with the ICD, may result in a Customer delay requiring rebooking with applicable fees. Customer shall:

2.1	Upon request, provide environmental test plans for Payload qualification, acceptance, and analysis.
2.2	Certify Payload is compatible with the Launch Vehicle maximum predicted environments (“MPE”).
2.3	Provide support and information to enable SpaceX to satisfy the requirements of all applicable regulatory/licensing agencies and associated statutes.
2.4	Provide to SpaceX the deliverables listed in Table 1.
2.5	Verify compatibility of loads, environments, and deflections between Payload Constituents, if applicable.
2.6	Provide evidence that Payload Constituents will not perform premature deployments.
2.7	Allow SpaceX to perform physical inspection of the Payload during integration, if required.
2.8	Serve as a single point of contact for SpaceX to solicit Launch Range safety inputs for the Payload.
2.9	Complete all stand-alone Launch preparations within seven (7) days of arriving at the Launch Site.
2.10	Limit Launch Site processing team to no more than five (5) persons at any one time.
2.11	Provide SpaceX approved separation system(s) for integrating and deploying spacecraft within the Payload.
2.12	If required, design and build all electrical harnessing between the Payload interface and the Standard Offering Bulkhead as defined by SpaceX in the ICD and Wire Harness Build Guides.
2.13	Be able to charge Payload batteries while connected to the Launch Vehicle or guarantee that batteries will remain charged and Launch ready for up to forty-five (45) days without an umbilical connection after fairing encapsulation.
2.14	If required, design and build all electrical harnessing necessary to connect the Payload EGSE to the umbilical junction box, or equivalent interface, as defined by SpaceX in the ICD and Wire Harness Build Guides.
2.15	If required, support interface compatibility testing between separation device and Launch Vehicle hardware, providing any necessary test equipment, including test harnessing, as determined by SpaceX.
2.16	Complete Appendix H in the [REDACTED] Payload User’s Guide defining Payload Constituents no later than 2 weeks after Effective Date of LSA.

© Space Exploration Technologies Corp. All rights reserved.	Page 5 of 6

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

3	SPACEX REQUIREMENTS, SERVICES, AND DELIVERABLES

Any delay by SpaceX may result in changes in the scheduling of the Launch Period, Launch Slot, Launch Interval or Launch Date, such changes not subject to any Customer rebooking fees. SpaceX shall:

3.1	Provide Launch Services for the Mission utilizing a SpaceX Launch Vehicle.
3.2	Verify that the Launch Vehicle meets the requirements of the ICD.
3.3	Provide one redundant deployment command channel and one breakwire channel per Standard Offering Bulkhead.
3.4	Provide a Mechanical Interface Ring for each mechanical interface.
3.5	Provide the electrical harnesses up to the Standard Offering Bulkhead for each mechanical interface.
3.6	If required, design and build all electrical harnessing between the Payload interface and the Standard Offering Bulkhead as defined by SpaceX in the ICD.
3.7	If required, provide the Payload-side and Launch Vehicle-side bulkhead connectors for the Customer electrical harnessing interface at the Standard Offering Bulkhead as defined by SpaceX in the ICD.
3.8	If required, provide Payload EGSE-side and SpaceX ground-side bulkhead connector for Customer’s EGSE harnessing as defined by SpaceX in the ICD.
3.9	Provide the Launch Site facilities, equipment, documentation, and procedures to receive Customer’s hardware, validate interfaces to Customer’s hardware, integrate the Payload with the Launch Vehicle, and perform a Launch of the Payload.
3.10	Provide overall management and technical direction to perform the tasks delineated in this SOW, including program planning, quality management, and schedule management.

4	PAYLOAD LICENSING AND REGISTRATION

Prior to the arrival of the Payload at the Launch Site, Customer shall:

4.1	Provide evidence of insurance for the Payload Customer property, equipment and personnel (with express waivers of subrogation as to SpaceX and its Related Third Parties).
4.2	Provide evidence that the cross-waivers have been extended to (i) its Payload manufacturer(s); (ii) Related Third Parties with any ownership interest in the Payload; (iii) Customer’s direct customers for the Payload; and (iv) any other Related Third Parties, respective contractors, subcontractors and insurers, as requested by SpaceX.
4.3	Provide a letter certifying that Customer has obtained all required Licenses and that all Payload information provided to SpaceX and/or any licensing agencies is complete and accurate in addition to copies of all required on-orbit licenses.

5	NOTICES

All notices under the Agreement shall be in writing and shall be hand-delivered or sent via electronic, express and/or certified mail to the contacts specified below All notices, documents, deliverables and other communications between SpaceX and Customer, including by their respective employees and Related Third Parties shall be in English.

For correspondence sent to SpaceX, to each of:

SpaceX	SpaceX
1 Rocket Road	1 Rocket Road
Hawthorne, CA 90250	Hawthorne, CA 90250
Attn: [REDACTED]	Attn: [REDACTED]
[REDACTED]	[REDACTED]

For correspondence sent to Customer, to each of:

AST & Science, LLC

2901 Enterprise Lane

Midland, TX 79706

Attn: [REDACTED]

[REDACTED]

© Space Exploration Technologies Corp. All rights reserved.	Page 6 of 6

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

TABLE 1: PROGRAM MILESTONES, REVIEWS AND DELIVERABLES

Schedule[1]	Title	Purpose	SpaceX Deliverables	Customer Deliverables
N/A	Agreement Signature	Provides authority to proceed with work	● Signed Agreement ● TAA questionnaire or Export Compliance Agreement ● Payload questionnaire	● Signed Agreement ● Point of contact
Signature + 2weeks	Mission Integration Kickoff (not a review)	Provides the initial project schedule, an introduction to the Range, and analysis templates for Customers to provide inputs to SpaceX.

● ICD template

● Launch Range introduction and Payload Range Safety requirements

● Range Safety document templates

● Payload qualification and acceptance approach templates

● Payload electrical interface pinout worksheet

● Payload mass properties and deployment characteristics template

● customer built wire harness build guides

● Completed TAA questionnaire or Export Compliance Agreement ● Completed Payload questionnaire ● Payload CAD model ● Payload constituents
Signature + 2weeks	Mission Integration Analysis Inputs (not a review)	Payload analysis inputs are provided to SpaceX to begin the Mission Integration Analyses.

● Payload inputs to ICD

● Updated Payload CAD model (if applicable)

● Payload dynamic model

● Payload electrical interface pinout

● Payload mass properties and deployment characteristics

● Completed Payload environmental test matrix

L-6 months	Interface Definitions (not a review)	Payload mechanical and electrical interface definitions defined in the ICD and using supporting documentation from SpaceX and Customer.	● Payload-to-LV electrical interface ● Payload-to-LV mechanical interface ● ICD Draft
L-6 months	Range Safety Submissions and Mission planning (not a review)	Initial Launch campaign planning including SpaceX delivery of badging, schedule, insurance, and licensing information. Initial Range Safety deliverables from Customer.	● Launch Campaign planning package	● [REDACTED] Range Safety Checklist ● Program Introduction ● Inputs to Launch Site activity planning ● Payload updates to ICD ● Separation verification
L-4 months	Mission Integration Analyses (not a review)	Mission integration analysis results are delivered to the Customer and the initial ICD is prepared for signature after milestone completion.

● Predicted orbit injection report

● Coupled loads analysis results (if required)

● Payload venting analysis results (if required)

● Payload separation analysis results (if required)

● Payload clearance analysis results (if required)

● Launch integration schedule (preliminary)

● Launch Campaign Plan (preliminary)

● ICD Draft (update)

L-4 months	Range Safety Submission (not a review)			● Ground Operating Pan (GOP) ● AFSPCMAN 91-710 tailoring (if required) ● Missile System PreLaunch Safety Package (MSPSP) ● (if required) ● Certification Data for Hazardous Systems (if required)

© Space Exploration Technologies Corp. All rights reserved.	Page 1 of 2

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

Schedule[1]	Title	Purpose	SpaceX Deliverables	Customer Deliverables
L-3 months	Final Mission Integration Analysis Inputs (not a review)			● Payload mass properties and deployment characteristics (update) ● Payload VerificationTest/Analysis Reports
L-2 months	Range Safety Submission (not a review)			● AFSPCMAN91-710Compliance Letter ● GOP Hazardous Procedures
L-2 months	Mission Integration Analyses Final (not a review)	Final mission integration analysis results are delivered to the Customer.	● Trajectory analysis results, including collision avoidance and Monte Carlos ● Mission analysis updates (if applicable)
L-2 months	Launch Campaign Readiness Review Held at SpaceX Headquarters or via teleconference	Verifies that all people, parts, and paper are ready for the shipment of the Payload to the Launch Site and are ready to begin Launch Site activities	● Launch integration schedule (update) ● Launch Campaign Plan (update) ● Launch Range readiness information ● ICD revision for signature ● Verification of Compliance to ICD requirements

● Verification of Payload Compliance to ICD requirements

● Hourly Schedule of daily Launch Site operations

● Plan for Payload and GSE arrival at the Launch Site

● Propellant/Pressurant arrival information (if

● applicable)

● Badging Paperwork for All Customers

● Licensing inputs for Mission

● Payload insurance and cross-waivers

● Launch and In- orbit Insurer Subrogation Waiver (if applicable)

● Payload mass properties - measured (if not fueling at Launch site)

Payload Shipment	Payload Shipment (not a review)	Verifies Payload licensing is in place prior to shipment to the Launch Site.		● Payload Licensing Certification ● Copies of all required on-orbit Payload licenses
Payload Arrival	Payload Arrival Held at Launch Site	Provides important information for working at the Launch Site.	● Launch Campaign arrival briefing	● Launch site awareness training complete
Payload Arrival to Launch	Launch Campaign		● Hazardous operations planning meetings (if required) ● Electrical checkout results ● Daily environmental reports ● DaiIy Launch Campaign schedule	● Payload mass properties - measured (if fueling at launch site)
L-1day	Launch Readiness (not a review)	An exchange of Readiness notifications for Launch	● Launch Vehicle readiness certificate	● Payload Launch readiness certificate
Separation + TBD[2] min	Orbit Injection report (not a review)	Deliver best-estimate state vector, altitude, and attitude rate based on initial data	● Orbit Injection Report (via electronic delivery)
Launch + 2 Weeks	Payload Status (not a review)	Customer delivers status of Payload after separation.		● Payload operations status

Notes:

1.	Assumes the first day of the Launch Period as defined in the LSA until the Launch Date is further defined.
2.	Depends on the trajectory, ground station locations, and other factors that may remain unknown as of Agreement Signature.

© Space Exploration Technologies Corp. All rights reserved.	Page 2 of 2

SpaceX Policies

SPACEX POLICIES

THE FOLLOWING TERMS ARE IN ADDITION TO, AND INCORPORATED INTO, SPACEX’S LAUNCH SERVICES AGREEMENT. CAPITALIZED TERMS NOT DEFINED HEREIN ARE DEFINED IN A CUSTOMER’S STATEMENT OF WORK FOR THAT PARTICULAR LAUNCH.

SPACEX DISCLAIMER OF WARRANTIES

SpaceX has not made, nor does it make, any representation or warranty, whether written or oral, express or implied, including, but not limited to, any warranty of design, operation, quality, workmanship, suitability, result, merchantability, or fitness for a particular purpose with respect to the Launch Vehicle, the Launch Services, or any associated equipment or services. Any implied warranties, including warranties of merchantability and fitness for a particular purpose, are hereby expressly disclaimed.

SPACEX RISK MANAGEMENT POLICY

1.	Liability for Damages. In no event shall either SpaceX or Customer be liable for any indirect, special, incidental, exemplary, punitive or consequential damages, for specific performance, for the cost of procurement of substitute products or services, for lost revenues or profits, arising out of or related to the Agreement, howsoever caused and regardless of the theory of liability, whether based in contract, tort, equity or otherwise, including negligence, product liability, strict liability, or any other theory of liability.

To the fullest extent permitted by law, SpaceX’s total and cumulative liability arising out of or related to a Launch Services Agreement howsoever caused and regardless of the theory of liability, whether based in contract, tort, equity or otherwise, including negligence, product liability, strict liability, or any other theory of liability, shall in no event exceed the amounts received by SpaceX from Customer for the applicable Launch Services. To the fullest extent permitted by law, Customer’s total and cumulative liability arising out of or related to a Launch Services Agreement howsoever caused and regardless of the theory of liability, whether based in contract, tort, equity or otherwise, including negligence, product liability, strict liability, or any other theory of liability, shall in no event exceed an amount equal to the sum of all amounts received by and due and owing to SpaceX from Customer for the Launch Services. Customer shall be exclusively liable for any damage to the Payload and Payload-related equipment including, but not limited to, damage from static fires of the Launch Vehicle, other pre-Launch activities, Launch, and on-orbit operations. Except as expressly set forth below, Customer shall be responsible for procuring all insurances related to the Payload (with express waivers of subrogation as to SpaceX and its related third parties).

The limitations set forth in this Section shall not apply to (i) the Parties’ indemnification obligations, including such obligations in Section 5(c) below, and (ii) breaches of the Parties confidentiality obligations set forth in the NDA.

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2.	Insurance. SpaceX shall satisfy (at its own expense) third-party launch liability insurance requirements in the amounts required by and consistent with applicable United States federal regulations and statutes governing commercial space launches. Such insurance shall cover death, bodily injury, property loss and damage to third parties for such launch activities as are prescribed by the Commercial Space Launch Act (“CSLA”) and the terms of the launch license issued to SpaceX pursuant thereto (“Launch Activities”). Third-party launch liability insurance does not cover any loss or damage to the Payload or any Customer property, equipment, or personnel (or the property, equipment, or personnel of Customer’s Related Third Parties). Insurance coverage for the Payload, Customer property, equipment, and personnel (and the property, equipment, or personnel of Customer’s Related Third Parties), shall be purchased by Customer (or one of its Related Third Parties) prior to the arrival of the Payload at the Launch Site, and shall contain an express waiver of subrogation as to SpaceX and its Related Third Parties. Customer shall provide certificates of insurance and relevant excerpts from such policies to SpaceX once such insurance is procured.

3.	Excess Third-Party Liability for Launch Activities. To the extent not covered by third-party launch liability insurance or eligible for coverage by the United States Government pursuant to the CSLA, SpaceX shall be exclusively liable to third parties for any death, injury, loss or damage arising out of or related to the Launch Activities caused by SpaceX or its equipment (including the Launch Vehicle or parts or components thereof), and Customer shall be exclusively liable to third parties for any death, injury, loss or damage arising out of or related to the Launch Activities caused by Customer or its equipment (including the Payload or parts or components thereof).

4.	Insurance Support. Subject to compliance with applicable law, the Parties shall cooperate with each other’s efforts to obtain and maintain, and to file and settle any insurance claims arising out of or related to activities relating to the performance of the Agreement. Such cooperation may include preparing a launch industry-standard insurance briefing package, responding to insurers’ questions, delivering requested information regarding the Launch Vehicle and the Launch Range, conducting insurance briefings and facilitating site inspections as required to obtain and maintain such insurance.

5.	Cross-Waivers; Indemnification.

a.	Waivers. Customer and SpaceX agree not to sue or otherwise bring a claim against the other Party, such Party’s Related Third Parties, any Primary or Secondary Payload Customers, the Related Third Parties of any Primary or Secondary Payload Customer, or the U.S. Government or its contractors or subcontractors for any injury, death, property loss or damage (including, loss of or damage to the Payload, the Primary and Secondary Payload(s), the Launch Vehicle, or other financial loss), sustained by it or its employees, officers, directors or agents, arising out of or related to activities relating to the performance of the Agreement, regardless of fault. Such waiver shall not apply to claims for payments of the Launch Price, delay fees, late fees or termination fees, or charges for additional services under the Agreement.

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b.	Extension of Waivers. Customer and SpaceX hereby agree to extend the waiver of claims and release of liability herein to their Related Third Parties, respective contractors, subcontractors and insurers, requiring them to waive (in writing) the right to sue or otherwise bring a claim against the other Party or that Party’s Related Third Parties, any Primary or Secondary Payload Customers or their Related Third Parties, or the U.S. Government or its contractors or subcontractors for any injury, death, property loss or damage (including loss of or damage to the Payload, the Primary and Secondary Payload(s), the Launch Vehicle, or other financial loss) sustained by them or any of their employees, officers, directors or agents, arising out of or related to activities relating to the performance of the Agreement.

c.	Indemnification. Customer and SpaceX hereby agree to indemnify and hold harmless the other Party from and against any liability or expense, including attorneys’ fees, resulting from (i) any suit or claim by the indemnifying Party’s Related Third Parties for any injury, death, property loss or damage (including loss of or damage to the Payload, the Launch Vehicle, or other loss) sustained by it or any of its employees, officers, directors or agents, arising out of or related to activities relating to the performance of the applicable Launch Services Agreement; and (ii) any suit or claim by a third party arising out of or related to an allegation that: (a) a Party’s performance under a Launch Services Agreement; or (b) the design, manufacture or operation of the Launch Vehicle (by SpaceX and its Related Third Parties) or Payload (by Customer and its Related Third Parties), or any corresponding support equipment, infringes any third party’s intellectual property rights.

d.	Indemnification Process. All indemnification obligations in this Agreement are subject to the indemnified Party (i) promptly notifying the indemnifying Party in writing of the claim; (ii) allowing the indemnifying Party control of the claim; (iii) not making any admission in relation to the claim or agreeing to any settlement without the prior written consent of the indemnifying Party; and (iv) cooperating with the indemnifying Party in the defense and any related settlement negotiations.

e.	Applicability. The obligation to waive claims shall apply to the Parties’ contractors, subcontractors and insurers (at every tier) that are involved in activities relating to the performance of the applicable Launch Services Agreement. The waivers shall apply regardless of the theory of liability, whether based in contract, tort, equity or otherwise, including negligence, product liability, strict liability, or any other theory of liability. Each Party agrees to obtain insurance to the extent it deems such insurance necessary, or no insurance if not deemed necessary, to cover death, injury, loss or damage for which it has waived the right to sue or bring a claim against the other Party, and each Party agrees to obtain a waiver of subrogation rights from any insurer providing such insurance coverage. Nothing in this Section 5(e) shall preclude either Party from suing or otherwise bringing a claim against its own Related Third Parties. The Parties agree to memorialize certain of the rights and obligations described in this Section 5(e) in an agreement advised or required by the appropriate U.S. regulatory authorities, to include execution of the form of cross-waivers found at this site:

Please see the current form United States FAA Cross-Waiver at the following hyperlink:

http://www.ecfr.gov/cgi-bin/text-idx?SID=ca4bbb8cb08816a834838a65427aa135&node=pt14.4.440&rgn=div5

In the event this link is ever inactive, the Form of Cross Waiver shall be the most recent Form of Cross-Waiver published in the United States Code of Federal Regulations.

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